Eastern Light Capital Announces Plan to File Form 15 to Suspend SEC Reporting Requirements

SAN FRANCISCO, CA -- (Marketwire - March 16, 2012) - Eastern Light Capital, Inc. ("Company") (OTCBB: ELCI) announced today that the Company plans to voluntarily file Form 15 with the Securities and Exchange Commission ("SEC") on or about March 27, 2012, thereby, voluntarily suspending its reporting obligations as a SEC registrant.

As a result of filing Form 15, the Company will no longer be required to file current and future annual (10-K) and quarterly reports (10-Q) and all other periodic filings (such as 8-Ks) with the SEC. The Company's Board of Directors considered many factors in making this decision, including:

  the cost associated with preparing and filing periodic reports and other filings with the SEC; and
  the demands placed on management to comply with SEC reporting obligations

"A significant amount of resources has been expended over the past several years for auditing, filing and legal expenses in the desire to maintain our SEC registrant status and NYSE Amex listing," stated Richard Wrensen, chief executive officer of the Company. "Our Directors voted for the voluntary deregistration after carefully considering the advantages and disadvantages of continuing registration. The costs and administrative burdens associated with being a public company are significant. Our Board of Directors determined that the costs of SEC compliance outweigh the benefits received from maintaining registered status. The filing of Form 15 will immediately reduce operating expenses, avoid higher future expenses and enable management to focus more time and resources on strategic opportunities to enhance shareholder value," added Mr. Wrensen.

Earlier this year the Company was delisted from the NYSE Amex for failure to meet the exchanges continued profitability and shareholder net worth requirements. Subsequently, the Company has traded on the bulletin board under the symbol "ELCI".

About Eastern Light Capital

ELCI is organized as a real estate investment trust ("REIT") and owns a portfolio of residential mortgages and properties acquired through foreclosure.

Forward-Looking Statements

This document contains "forward-looking statements" that inherently involve risks and uncertainties. ELCI's actual results, operations and liquidity may differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of ELCI's investments and unseen factors. As discussed in ELCI's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations of fluctuations in interest rates and levels of mortgage payments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.

Contact:
Eastern Light Capital, Incorporated, San Francisco
Richard Wrensen
Chief Executive Officer
(415) 693-9500
rwrensen@elcreit.com